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                                                                    EXHIBIT 99.1

                   QUALMARK CORPORATION 2005 STOCK OPTION PLAN

EFFECTIVE DATE; DURATION

     The Plan will become effective upon approval by the shareholders of the Company, as submitted on May 26, 2005. The expiration date of the Plan, after which no further awards may be granted, is April 15, 2015. The proposed Plan will become effective upon approval by the requisite number of shareholders of the Company.

ELIGIBILITY

     Key employees, directors and consultants of the Company and its subsidiaries are eligible to receive discretionary stock-based awards under the Plan. Options to purchase Common Stock ("Options") may be granted to all eligible individuals. Options granted to employees (or directors who are also employees) of the Company or a participating subsidiary may be qualified as "incentive stock options" within the meaning of Section 422 of the Code ("ISOs"). All eligible employees, directors or consultants may be granted Options which are not so qualified ("NQSOs"). As of April 21, 2005, approximately 46 employees, and five directors were eligible to participate in the Plan. The benefits or amounts to be allocated to eligible persons under the Plan is not determinable, nor are the benefits or amounts which would have been received or allocated to any person if the plan had been in effect for the last completed fiscal year.

ADMINISTRATION

     The Board is responsible for administering the Plan and may delegate administration of the Plan to a committee of at least two non-employee directors appointed by the Board (the entity administering the Plan is hereafter referred to as the "Committee"). The Board or Committee, in its sole discretion, determines eligibility under the Plan and the number and exercise price of the stock-based awards to be granted, and may reprice and accelerate vesting schedules with respect to outstanding Options. In addition, the Committee has full authority to make all interpretations under the Plan, subject to the terms of the Plan, and to make all other determinations with respect to the administration of the Plan, which determinations are binding on all Plan participants.

EXERCISE PRICE

     The Plan provides that the Committee shall determine the exercise price of Options granted under the Plan. The exercise price for NSO's, however, may not be less than 85% of the fair market value of the Common Stock on the date of grant. The exercise price of ISO's may no be less than the fair market value of the Common Stock on the date of grant. However, ISO's which are granted to an employee who owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company shall have an exercise price of at least 110% of the fair market value of the Common Stock on the date of grant and shall not be exercisable after five years after the date of grant. The exercise price must be paid in cash, unless the Committee, in its sole discretion, permits a participant to surrender previously owned shares to the Company or to accept a promissory note or such other form of consideration as the Committee deems appropriate.
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EXERCISE

     The Committee determines the terms and conditions of each Option, which are contained in written agreements between the Company and the participant, including the vesting schedules and expiration dates of the Options. The duration of each Option will not exceed ten years from the date of grant (or five years for ISO's granted to holders of more than 10% of the Company's Common Stock). The Committee may accelerate the vesting of any Options upon written notice to the participant.

SHARES SUBJECT TO THE PLAN

     The total number of shares of Common Stock reserved for issuance under the Plan is currently 300,000 shares. The aggregate value of stock as to ISO's granted to a participant which may first be exercisable in a calendar year may not exceed $100,000.

CAPITAL CHANGES OF THE COMPANY

     In the event of any change in the outstanding shares of Common Stock or capital structure of the Company resulting from any reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares, or other similar corporate change, or a change in the law or any other event which interferes with the intended operation of the Plan, the Committee will make such substitution or adjustment, if any, as to (i) the number of shares of Common Stock reserved for issuance pursuant to the Plan, and the exercise price of such shares, and (ii) the aggregate number of shares of Common Stock available for issuance under the Plan in the future.

CORPORATE TRANSACTIONS

     In the event (i) the Company is merged with another corporation or entity and the Company is not the surviving corporation; (ii) all or substantially all of the assets of the Company are acquired by another person, or (iii) shares representing more than 50% of the total combined voting power of the Company are transferred to a person in one or more related transactions, then all Options, to the extent not previously exercised, will terminate upon consummation of such a transaction. The Committee may, in its sole discretion, with notice accelerate the vesting of all or any portion of any unexercised Options so that such Options become exercisable on the day before the consummation of such transactions.

EFFECT OF TERMINATION OF EMPLOYMENT

     If a participant's employment is terminated other than for reason of death or disability, any Options then exercisable shall remain exercisable after termination for a period of three months. If a participant's employment is terminated due to death or disability, any Options to the extent then exercisable shall remain exercisable for a period of twelve months after termination. In neither case, however, shall the Options remain exercisable for a period later than the specified expiration date.
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MARKET VALUE

     The market value of the Common Stock as quoted on the OTCBB on April 21, 2005 was $3.05 per share.

AMENDMENT AND TERMINATION

     The Board may at any time alter, amend, suspend or terminate the Plan prior to the termination date of the Plan, including to make any modifications or amendments as it shall deem advisable to ensure compliance of ISO's under the Code; provided, however that no such action shall adversely affect the rights and obligations of Options outstanding under the Plan. In addition, no such action shall, without the approval of the shareholders of the Company,
(i)increase the maximum number of shares of Common Stock reserved for issuance under the Plan (unless necessary to reflect changes in the Company's capital structure), or (ii) materially modify the requirements as to eligibility for participation in the Plan.

FEDERAL TAX CONSEQUENCES

     INCENTIVE STOCK OPTIONS. A participant will not realize taxable income upon the grant of an ISO which qualifies under Section 422 of the Code under the Plan. In addition, a participant will not realize taxable income upon the exercise of an incentive stock option if the participant holds the shares acquired until at least one year after exercise and, if later, until two years after the date of grant of option. The amount by which the fair market value of the shares exceeds the option price at the time of exercise generally is an item of tax preference for purposes of the alternative minimum tax. If a participant acquires stock through the exercise of an incentive stock option under the Plan and subsequently sells the stock after holding the stock for the period described above, the gain, which is the difference between the sale price of the stock and the option exercise price, will be taxed as capital gain. The gain will not be treated as ordinary income except when the holding period requirements discussed above are not satisfied.

     An ISO does not entitle the Company to an income tax deduction except to the extent that a participant realizes ordinary income therefrom.

     NONSTATUTORY OPTIONS. A participant generally will not realize taxable income upon the grant of a NSO. When a participant exercises a NSO, the participant will realize taxable ordinary income at that time equal to the difference between the option price and the fair market value of the stock on the date of exercise. A participant will generally have a basis in stock acquired through the exercise of a NSO under the Plan equal to the fair market value of the stock on the date of exercise. If the participant subsequently sells the stock, the gain which is the difference between the sale price and the basis will be taxed as capital gain.

     The Company will be allowed to take as a deduction any ordinary income realized by a participant upon exercise of a NSO at the time it is realized by the participant.

     Participants in the Plan should consult their own tax advisors to determine the specific tax consequences of the Plan for them.